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                  EXHIBIT 23.1 CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Registration Statement of Vertel Corporation on Form S-8 of our report dated February 5, 2001, appearing in the Annual Report on Form 10-K of Vertel Corporation for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated July 26, 2001 on the balance sheet of Trigon Technology Group, Inc. as of December 31, 2000 and the related statement of operations, shareholders' equity, and cash flows for the year ended December 31, 2000, appearing in the Current Report on Form 8-K/A of Vertel Corporation dated August 13, 2001.

                                                       /s/ Deloitte & Touche LLP
                                                           DELOITTE & TOUCHE LLP

Los Angeles, California

October 4, 2001